Exhibit 10.2

SENIOR SECURED

Promissory Note

By

ONE STOP SYSTEMS, INC.

(“Payor”)

In Favor Of

_________________

(“Payee”)

__________ __, 20__

SENIOR SECURED Promissory Note

Payor:	One Stop Systems, Inc.	Payee:
2235 Enterprise St. #101
Escondido, CA 92029

Date of Note:	Principal Amount:	Interest Rate:	Due Date:
	$________	9.5%

PROMISE TO PAY.  One Stop Systems, Inc., a Delaware corporation (“Payor”) promises to pay to _____________ (“Payee”), in lawful money of the United States of America, the principal amount of ______________ Dollars ($___________), together with interest on the unpaid principal balance on or before _____________ (“Due Date”).

PAYMENT.  Principal and interest will be payable in twenty-four (24) consecutive monthly fully amortized installments of ___________ Dollars ($________) on the fifteenth day of each month beginning ____________. Such payments will continue until the entire indebtedness evidenced by this Note and all accrued and unpaid interest is fully paid, with any unpaid principal and interest due and payable on _____________ (“Maturity Date”).

Each payment under this Note will be credited in the following order: (a) costs, fees, charges, and advances paid or incurred by Payee or payable to Payee and interest under any provision of this Note, in such order as Payee, in his sole and absolute discretion, elects, (b) interest payable under the Note, and (c) principal under the Note.

Payor will pay Payee at Payee’s address shown above or at such other place as Payee may designate in writing.

FIXED INTEREST RATE.  The interest rate applied to the unpaid principal balance of this Promissory Note (“Note”) will be nine and one-half percent (9.5%) per annum.  Interest will be calculated on the basis of a 365-day year.

PREPAYMENT.  Payor may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Payee in writing, relieve Payor of its obligation to make payment of all principal and interest by the Due Date.

DEFAULT.  Payor will be in default if it fails to make the payment when due and such failure continues for ten (10) days after written notice of default is deposited in the United States mail, with pre-paid first class postage.

Promissory Note

PAYEE’S RIGHTS.  Upon default, Payee may declare the entire unpaid principal balance of this Note and all accrued unpaid interest immediately due, without notice, and then Payor will pay that amount.  Upon Payor’s failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, Payee, at its option, may also hire or pay someone else to help collect this Note if Payor does not pay.  Payor will also pay Payee that amount.  This includes, subject to any limits under applicable law, Payee’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Payor also will pay any court costs, in addition to all other sums provided by law.  This Note has been delivered to Payee and accepted by Payee in the State of California.  If there is a lawsuit, Payor agrees to submit to the jurisdiction of the courts of San Diego County, the State of California.  This Note will be governed by and construed in accordance with the laws of the State of California.

Usury. All agreements between Payor and Payee are expressly limited, so in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, will the amount paid or agreed to be paid to Payee for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws.  If, under any circumstances, fulfillment of any provision of this Note, after timely performance of such provision is due, will involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled will be reduced to the limit of such validity.  If under any circumstances, Payee will ever receive as interest an amount exceeding the highest lawful rate, the amount that would be excessive interest will be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess will be refunded to Payor.  This provision will control every other provision of the Note.

SENIOR SECURED NOTE.  The obligations of Payor hereunder are secured by a first priority security interest in the “Collateral” (as defined below) granted to Payee by the Payor hereunder pursuant to the terms and conditions of a Security Agreement of even date herewith between Payor and Payee.  “Collateral” means all of Payor’s right, title and interest in, to and under the Payor’s assets and equipment, including titles to said assets (the “Pledged Assets”), together with all of Payor’s books and records related to the Pledged Assets, all products, proceeds and revenues of the Pledged Assets, and all substitutions for the Pledged Interests and additions to the Pledged Assets, including all stock rights and membership interest rights (including all economic rights, all management and governance rights and all other rights of Payor arising out of Payor’s status as a shareholder or member of any affiliated company), rights to subscribe, rights to dividends and distributions of every kind, voting rights, and all other rights and property to which Payor is or may hereafter become entitled on account of the Pledged Assets.  The first priority security interest provided hereby is pari passu with Note(s) issued by Payor on similar terms as those set forth herein.

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Promissory Note

PAYEE	PAYOR

One Stop Systems, Inc.
a Delaware corporation

By:	By:
John W. Morrison, Jr., CFO

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